Exhibit 10.1

January 12, 2023

STRICTLY CONFIDENTIAL

Mitesco, Inc.

1600 Highway 100 South, Suite 432

St. Louis Park, MN 55416

Attn:

Lawrence Diamond

CEO

Re: Financial Advisory

Dear Mr. Diamond

Spartan Capital Securities LLC (“Spartan”) is pleased to act as exclusive financial advisor for Mitesco, Inc. (separately or together with its subsidiaries and affiliates referred to herein as the "Company"), in connection with providing general financial advisory to the Company, and of the compensation received by Spartan from the Company, the Company and the Spartan agree as follows:

1.    Description of Services. The Company hereby retains Spartan and Spartan hereby agrees to provide general financial advisory to the Company, and Spartan accepts such retention on the terms and conditions set forth in this Agreement. Spartan will advise the Company in the Company’s business and will provide the services described on the attached Exhibit A (collectively referred to as the “Advisory Services”) and such other area or areas as the Company may subsequently engage Spartan.

2.    Duties.

(a)    Spartan will from time to time, at the request of the Company, provide Advisory Services to the Company as described in the attached Exhibit A.

(b)    In connection with any Financing (as defined below), the Company acknowledges that Spartan is a broker-dealer registered under Section 15 of the U.S. Securities Exchange Act of 1934 and state law and a member of the Financial Industry Regulatory Authority (“FINRA”). While Spartan has preexisting relationships and contacts with various investors, registered broker-dealers and investment funds, Spartan's participation in any actual or proposed offer or sale of Company securities shall be limited to that of a Spartan to the Company and, if applicable, an introducer of investors, broker-dealers and/or funds. The Company acknowledges and agrees that the solicitation and consummation of any purchases of the Company's securities shall be handled by the Company or one or more FINRA member firms engaged by the Company for such purposes.

3.    Compensation. As consideration for the Spartan’s Advisory Services pursuant to this Agreement, Spartan shall be entitled to receive, and the Company agrees to pay Spartan, the following compensation:

(a)    For any debt or public or private equity and equity-linked placements, the Company will pay Spartan a cash fee of eight percent (8%) of the amount of capital raised. (For the avoidance of doubt, the Parties are currently negotiating the engagement terms for Spartan to act as sole managing underwriter and sole book running manager in connection with the proposed firm commitment underwritten public offering (“Uplist Engagement Letter”). The fee schedule for this engagement will be agreed upon in the Uplist Engagement Letter.

(b)    The Company will issue to Spartan or its designees 150,000 restricted common shares (“Common Stock”) within three business days of execution of this Agreement and an additional 50,000 Common Stock within three business days of completion of a gross raise of at least 2,000,000. The shares of Common Stock will have unlimited piggyback registration rights and the same rights afforded other holders of the Company’s Common Stock. Upon Spartan’s request, the Company will use its best efforts to promptly deliver an opinion of its counsel to the transfer agent to remove the restrictive legend from the Common Stock pursuant to Rule 144; however, this requirement does not apply if the Company reasonably believes in good faith that the conditions for removal of the restrictive legend under Rule 144 have not been met.

(c)    The Company and Spartan acknowledge and agree that, in the course of performing Advisory Services hereunder, Spartan may communicate with (as the Company’s advisor) or introduce the Company to third parties who may be interested in providing straight equity financing to the Company (a “Financing”) or in entering into a transaction with the Company, including, without limitation, a merger, acquisition or sale of stock or assets (in which the Company may be the acquiring or the acquired entity), joint venture, strategic alliance or other similar transaction (any such transaction, a “Transaction”). The Company agrees that if during the term of this Agreement or within six (6) months from the effective date of the termination of this Agreement either the Company or any party to whom the Company was introduced, by Spartan during the term of this Agreement, or who was contacted by Spartan on behalf of the Company in connection with its Advisory Services for the Company during the term of the Agreement, proposes a Financing or any Transaction involving the Company, then, if any such Financing or Transaction is consummated, the Company shall pay to Spartan fees in accordance with the Fee Schedule. Such fees shall be payable to Spartan in cash, or by delivery of the Agent Warrant, at the closing or closings of the Financing or Transaction to which it relates. A Financing or Transaction shall be deemed consummated before such date if any agreement in principle which includes material terms of such Financing or Transaction is reached prior to such date even if the closing occurs later. For purposes of this Agreement, “introduced” means that Spartan can confirm that the Company, at Spartan’s instigation or by Spartan’s introduction has had discussions concerning a Transaction during the term of this Agreement. Within three business days following the Company’s written request after expiration or termination of the Agreement, Spartan shall deliver to Company a list of introduced investor candidates.

(d)    In addition to payment to Spartan of the compensation set forth in Section 3(a) hereof, the Company shall promptly upon request from time to time reimburse Spartan for all reasonable out-of-pocket expenses (including, without limitation, fees and disbursements of counsel and all travel and other out-of-pocket expenses) incurred by Spartan in connection with its engagement hereunder.

(e)    Upon notice from Spartan and subject to securities regulations, the Company agrees to cause to be paid such portion of Spartan’s fees to such individuals and entities as may be directed by Spartan, and any such fees actually paid to third parties as directed by Spartan shall reduce dollar for dollar, or share for share, the amount of fees owed to Spartan hereunder. This arrangement shall be affected in lieu of each such third party entering into a separate fee agreement with the Company.

4.    Right of First Refusal. As additional consideration for its Advisory Services hereunder and as an inducement to cause Spartan to enter into this Agreement, for a period of twelve (12) months after termination or expiration of this agreement or after the date a Financing is completed, whichever is sooner, to act as sole investment banker, sole book-runner, and/or sole placement agent, at the Representative’s sole discretion, for each and every future straight public and private equity offering, (each, a “Subject Transaction”), during such twelve (12) month period, of the Company, or any successor to or any current or future subsidiary of the Company (“ROFR”). In connection with this ROFR, the Company shall submit to Spartan a summary of the significant terms proposed to be entered into by the Company (“Proposal Summary”). Spartan shall have the right, but not the obligation, to deliver its own proposed term sheet (“Spartan Term Sheet”) setting forth the terms and conditions upon which Spartan would be willing to provide such offering to the Company. Spartan Term Sheet shall contain terms no less favorable to the Company than those outlined in the Proposal Summary. Spartan shall deliver such Spartan Term Sheet within 24 hours of receipt of each such Proposal Summary. If the provisions of the Spartan Term Sheet are at least as favorable to the Company as the provisions of the Proposal Summary, the Company shall enter into and consummate the offering outlined in the Spartan Term Sheet.

5.    During the term of the Agreement, the Representative shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in the Subject Transactions and the economic terms of such participation. For the avoidance of any doubt, the Company shall not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express written consent of Spartan. The Company may sell securities directly to its directors and affiliates as provided in the Engagement Letter, so long as no broker-dealer is involved in such a transaction or, at the Company’s discretion, as long as Spartan is paid per the terms of this Agreement.

6.    Information. In connection with Spartan’s activities hereunder, the Company will cooperate with Spartan and furnish Spartan upon request with all information regarding the business, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the “Information”) which Spartan deems appropriate and will provide Spartan with access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company represents and warrants to Spartan that all Information made available to Spartan hereunder will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances under which such statements are or will be made. The Company further represents and warrants that any projections and other forward-looking information provided by it to Spartan will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company recognizes and confirms that Spartan: (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Advisory Services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any assets of the Company. Any advice rendered by Spartan pursuant to this Agreement may not be disclosed publicly without Spartan’s prior written consent.

7.    Independent Contractor. Spartan’s relationship with the Company will be that of an independent contractor and nothing in this Agreement will be construed to create an affiliate relationship between the Company and Spartan. Spartan has no authority to act on behalf of or to enter into any contract, incur any liability or make any representation on behalf of the Company. The Company acknowledges and agrees that Spartan is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company’s directors, management, stockholders or creditors or any other person by this Agreement or the retention of Spartan hereunder.

8.    Confidentiality. During the Term and for twenty-four (24) months thereafter, both Parties agree to treat all data, material and other information exchange between the Parties as confidential. The Parties acknowledge that Spartan may need to retain and disclose certain information relayed to it by the Company for the benefit of regulatory supervision or disclosure and may need to share such information with regulators as requested. Except as and to the extent required by law, neither Party will disclose or use, and will direct its representatives not to disclose or use, any information with respect to any data, materials and other information exchanged during the Term of Engagement, without the express consent of the other Party.

9.    Other Activities. The Company acknowledges that Spartan has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is involved. Subject to the confidentiality provisions of Spartan contained in Section 7 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of Spartan or of any member, manager, officer, employee, agent or representative of Spartan, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of Spartan to render services of any kind to any other corporation, firm, individual or association. Spartan may, but shall not be required to, present opportunities to the Company.

10.    Exclusivity. During the Term, the Company agrees that no other investment bank, broker-dealer, financial advisor or similar consultant or firm is or will be authorized by the Company to or will in fact perform services on the Company’s behalf of the type described in this Agreement or which Spartan is otherwise authorized to perform hereunder. No fee payable to any other financial, legal, or other advisor either by the Company or any other entity shall reduce or otherwise affect the fees payable hereunder to Spartan. To coordinate our efforts with respect to a possible Financing or Transaction, during the Term, neither the Company nor any representative thereof (other than Spartan) will engage in discussions regarding a Financing or a Transaction except through Spartan. If the Company or its management receives an inquiry regarding a Transaction, it will promptly inform Spartan in writing of such inquiry. Spartan hereby approves Company’s financial advisor relationship with Roth Capital Partners, LLC, dated July 16, 2021.

11.    Term and Termination. The initial term of this Agreement will be for a period of six (6) months commencing on the effective date of this Agreement (the “Initial Term”) and thereafter on a month-to-month basis until terminated by either party as detailed herein (collectively with the Initial Term, the “Term”). Either Spartan or the Company may terminate this Agreement at any time upon 10 days’ prior written notice to the other party after the Initial Term. In the event of such termination, the Company shall pay and deliver to Spartan: (i) all compensation earned through the date of such termination (“Termination Date”) pursuant to any provision of Section 3, (ii) all compensation which may be earned by Spartan after the Termination Date pursuant to Section 3, and (iii) shall reimburse Spartan for all expenses incurred by Spartan in connection with its Advisory Services hereunder pursuant to Section 3. All such fees and reimbursements due to Spartan pursuant to the immediately preceding sentence shall be paid to Spartan on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of a Financing or Transaction or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 3)..

12.    Indemnification. The Company agrees to indemnify Spartan in accordance with the indemnification and other provisions attached to this Agreement as Exhibit C (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

13.    Amendments and Waivers. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by Spartan and the Company. No term or condition or the breach thereof will be deemed waived, unless it is waived in writing and signed by the party against whom the waiver is claimed. Any waiver or breach of any term or condition will not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term or condition. The failure of any party to insist upon strict performance of any term or condition hereunder will not constitute a waiver of such party’s right to demand strict compliance therewith in the future. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

14.    Notices. All payments, notices, requests, demands and other communications required or permitted hereunder will be in writing and will be delivered personally (which will include delivery by courier or overnight delivery service) or sent by first class mail, postage prepaid, or sent by facsimile transmission to the parties at their respective address set forth on the signature page below or at such other address as will be given in writing by a party to the other parties or sent via email with receipt confirmation. Items delivered personally or by facsimile transmission will be deemed delivered on the date of actual delivery; items sent by first class mail will be deemed delivered three (3) days after mailing.

15.    Governing Law; Jurisdiction and Venue Arbitration. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. Any controversy between the parties to this Agreement, or arising out of the Agreement, shall be resolved by arbitration before the American Arbitration Association (“AAA”) in New York, New York. The following arbitration agreement should be read in conjunction with these disclosures:

(a)         ARBITRATION IS FINAL AND BINDING ON THE PARTIES;

(b)         THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL;

(c)         PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDING; AND

(d)         THE ARBITRATORS’ AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDING OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

(e)    ARBITRATION AGREEMENT. ANY AND ALL CONTROVERSIES, DISPUTES OR CLAIMS BETWEEN SPARTAN AND YOU OR YOUR AGENTS, REPRESENTATIVES, EMPLOYEES, DIRECTORS, OFFICERS OR CONTROL PERSONS, ARISING OUT OF, IN CONNECTION WITH, OR WITH RESPECT TO (i) ANY PROVISIONS OF OR THE VALIDITY OF THIS AGREEMENT OR ANY RELATED AGREEMENTS, (ii) THE RELATIONSHIP OF THE PARTIES HERETO, OR (iii) ANY CONTROVERSY ARISING OUT OF YOUR BUSINESS SHALL BE CONDUCTED BY THE AMERICAN ARBITRATION ASSOCIATION UNDER ITS COMMERCIAL ARBITRATION RULES. ARBITRATION MUST BE COMMENCED BY SERVICE OF A WRITTEN DEMAND FOR ARBITRATION OR A WRITTEN NOTICE OF INTENTION TO ARBITRATE. IF YOU ARE A PARTY TO SUCH ARBITRATION, TO THE EXTENT PERMITTED BY THE RULES OF THE APPLICABLE ARBITRATION TRIBUNAL, THE ARBITRATION SHALL BE CONDUCTED IN NEW YORK, NEW YORK. THE DECISION AND AWARD OF THE ARBITRATORS(S) SHALL BE CONCLUSIVE AND BINDING UPON ALL PARTIES, AND ANY JUDGMENT UPON ANY AWARD RENDERED MAY BE ENTERED IN THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, OR ANY OTHER COURT HAVING JURISDICTION THEREOF, AND NEITHER PARTY SHALL OPPOSE SUCH ENTRY.

16.    Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Neither Spartan nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, on notice to the Company, Spartan may assign any right hereunder, or any Spartan assignee may further assign any right hereunder, to a broker-dealer or office of supervisory jurisdiction controlled by Spartan Capital Securities LLC.

17.    Counterparts. This Agreement may be executed in multiple copies, each of which will be deemed an original and all of which will constitute a single agreement binding on all parties.

18.    Entire Agreement. This Agreement (together with documents and agreements entered into herewith) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements have been made by any party, or any one acting on behalf of any party, that are not embodied in this Agreement with respect to the subject matter hereof.

19.    Representation. By executing this Agreement, Company acknowledges that it understands and agrees that it has been encouraged, and had the opportunity to, consult with its own attorney in connection with this Agreement.

20.    No Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions.

21.    Publicity. Spartan has the right to publish a tombstone and case study describing the Financing or Transaction upon the Closing thereof at its own expense, which may include the reproduction of the Company’s logo, a brief description of the Financing or Transaction and a link to the Company’s website. If requested by Spartan, the Company agrees to include a mutually acceptable reference to Spartan in any press release or other public announcement made by the Company regarding a Financing or Transaction as contemplated herein.

22.     AML Provisions. The USA PATRIOT ACT and other applicable anti-money laundering rules and regulations (collectively, “AML Provisions”) are designed to detect, deter and punish money laundering and terrorist financing activities in the U.S. and abroad. In accordance with the requirements imposed on the Spartan under the AML Provisions by FINRA and other authorities with jurisdiction over the Spartan, Spartan may ask Company to provide various identification documents and/or other information during the transaction process.

23.    Disclaimers. The Company agrees that all decisions, acts, actions, or omissions with respect to the Advisory Services contemplated by this Agreement and the other matters contemplated herein shall be the sole responsibility of the Company, and that the performance by Spartan of Advisory Services hereunder will in no way expose Spartan to any liability for any such decisions, acts, actions or omissions of the Company.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. Pursuant to the aforementioned advance expense, please wire $10,000 USD of immediately available funds to Spartan upon execution of this agreement.

Very truly yours,

SPARTAN CAPITAL SECURITIES LLC

By:

Name:

Title:

AGREED AND ACCEPTED:

The foregoing accurately sets forth our understanding and agreement with respect to the matters set forth herein.

MITESCO, INC.

By:

Name:

Title:

EXHIBIT A

Advisory Services

Spartan will from time to time, at the request of the Company, consult with and provide assistance to the Company in the following areas but not limited to:

(a)

Apprising itself with the business, operations, assets, liabilities, financial condition, organizational history, capitalization, internal controls, management, and any potential prospects of the Company;

(b)

Assisting management of the Company and advise the Company with respect to its strategic planning process and business plans including an analysis of markets, positioning, financial models, organizational structure, potential strategic alliances and capital requirements;

(c)	Assisting management of the Company with the preparation of the Company’s marketing materials and investor presentations;

(d)	Assisting the Company in broadening its shareholder base including non-deal road show activity;

(e)	Assisting the Company with strategic introductions;

(f)

Exploring and evaluating financing structures, both direct and alternative, and assisting the Company in developing a strategy for capitalization designed to suit the Company’s financial requirements, potentially with one or more instruments that meet the anticipated requirements of the Company;

(g)	Working closely with the Company to assist in developing a proper data room to meet the common standards of due diligence materials by perspective investors and or lenders;

(h)	Providing such other financial advisory and investment banking services upon which the parties may mutually agree.

EXHIBIT C

Indemnification Provisions

         Capitalized terms used in this Exhibit shall have the meanings assigned to such terms in the Agreement to which this Exhibit is attached.

The Company agrees to indemnify and hold harmless Spartan and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Spartan’s acting for the Company, including, without limitation, any act or omission by Spartan in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and Spartan to which these indemnification provisions are attached and form a part (the “Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any Agency Agreement), or the enforcement by Spartan of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Spartan by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): Spartan, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of Spartan, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and its stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Spartan in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Spartan pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.